L&L Re-Elects Board of Directors and Targets Growth in Guizhou Province

SEATTLE, September 21, 2011 /PRNewswire -- L & L Energy, Inc., (Nasdaq: LLEN) ("L&L" or the "Company"), a U.S.-based company since 1995 with coal mining and distribution businesses in China, announced that LLEN shareholders re-elected all seven directors with over 98% of the vote during the September 15th Annual Shareholders Meeting.

During the meeting Dickson Lee, Chairman and CEO, gave an in depth presentation on the tremendous growth opportunities that L&L will be focusing on in the Guizhou Province. Highlights from Mr. Lee’s remarks included:

•	Details regarding L&L’s meeting with Guizhou’s Vice Governor and Energy Bureau Chief where L&L received an endorsement to take a leadership role in the consolidation process.
•	1,600 locally owned mines currently operating in the Guizhou Province will be reduced to 200 or less under the outlined plan.
•	L&L is the only American owned and US publicly listed company in Guizhou, which is unique from the government’s perspective.
•	L&L is working with one a large local commercial bank that may assist with financing.
•	L&L signed letters of intent with owners of 14 locally operated mines in the Guizhou Province who are willing to be acquired by L&L, subject to further due diligence.

Dr. Syd Peng, L&L Director and world renowned mining expert from the US, commented on his planned visit to Guizhou, saying “I am eager to get on the ground and help L&L target quality acquisitions. We will evaluate each mine’s geology and mining operations, emphasizing safety and mechanization. Our goal is to apply a US level of standards to China, which will bring long term benefit to the Company and its shareholders.”

Forward-Looking Statement

The statements contained words that are not historical fact, including statements related to Company's future performance, are all “forward-looking statement” of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties. Actual results of the future events described in this document could differ materially due to numerous factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Contacts:
L&L Energy, Inc.
(206) 264-8065
ir@llenergyinc.com

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SOURCE: L & L Energy, Inc.